Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

COCA-COLA BOTTLING CO. CONSOLIDATED

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify:

FIRST: That at a meeting of the Board of Directors of Coca-Cola Bottling Co. Consolidated, resolutions were adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article FIRST of the Restated Certificate of Incorporation of the Company shall be amended and restated in its entirety to read as follows:

“The name of the Corporation is Coca-Cola Consolidated, Inc.”

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

THIRD: This Certificate of Amendment will become effective on January 1, 2019 at 12:00 a.m.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 28th day of December, 2018.

By:	/s/ E. Beauregarde Fisher III
Name:	E. Beauregarde Fisher III
Title:	Executive Vice President,
General Counsel and Secretary